Exhibit 99.1

Hercules Technology Announces First Quarter 2009 Financial Results and Declares a $0.30 Cash Dividend

Net Interest Margin Increases to 12.35%

Announces $15 Million Stock Repurchase Program

Fully Repays $130 Million Credit Facility to Citibank & Deutsche Bank

PALO ALTO, Calif.--(BUSINESS WIRE)--May 7, 2009--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today its financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights:

  Revenues of $20.5 million, an increase of 31% over revenues of $15.6 million for the comparable period in 2008.
  Record net investment income before taxes during the quarter increased by 29% to $11.6 million, compared to $9.0 million in the first quarter of 2008. Net investment income per share was $0.35 for the first quarter of 2009, compared to $0.28 per share in the first quarter of 2008.
  Net interest margin was 12.35% for the first quarter of 2009, compared to 11.38% for the fourth quarter of 2008.
  Taxable income for the quarter was approximately $10.3 million or $0.31 per share, excluding approximately $270,000 or approximately $0.01 per share from taxable net realized losses.
  Total investment assets of $532.8 million as of March 31, 2009, compared to $530.8 million as of March 31, 2008. Of our loan portfolio, more than 98% of the investments are in senior secured loans.
  Received approximately $91.7 million of principal repayments, including early repayments of approximately $54.8 million.
  Repaid approximately $89.6 million outstanding under the Citibank/Deutsche Bank credit facility achieving full repayment of borrowings in March 25th, more than 30 days prior to maturity.
  Amended and reduced the tangible net worth covenant to $250.0 million from $360.0 million on the existing $50.0 million credit facility provided by Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC).
  Declared fifteenth dividend since inception of $0.30 per share, payable on June 15, 2009, to shareholders of record as of May 15, 2009.

“I am extremely honored by the dedication, hard work and performance by all of our employees as evidenced by Hercules’ ability to deliver yet another solid quarter of financial results and record Net Investment Income despite the extremely challenging economy which we are all currently facing," said Manuel A. Henriquez, president and CEO of Hercules Technology Growth Capital.

“Credit performance continues to be our area of intense focus, as we manage through these difficult times within the venture industry. We continue to expect further contraction within the venture capital community and volatility in the broader markets. However, we believe that the deterioration of the economy is slowing, and is beginning to show marginal signs of stabilization.

“Given these challenges, I am very pleased with our continued solid credit performance. We have only had loan losses of approximately $7.0 million, prior to warrant contributions on total commitments of over $1.5 billion since Hercules began originating in October 2004. This is a testimony to our team’s ability to mitigate capital losses, despite our exposure to venture stage companies who are highly dependent upon additional rounds of follow-on equity capital.

“That said, we believe we are well positioned to take advantage of this improving market and are becoming more hopeful, if not optimistic, that we are beginning to see early signs that a recovery may in fact be developing. While today's economy creates potentially new attractive lending opportunities, our outlook remains cautious for at least the next two quarters as the economic environment may cause additional portfolio stress," added Henriquez.

"Our capital base remains strong with just under $400 million. Our access to liquidity is improving especially with the increased access to long-term, 10-year credit facilities from the SBA of approximately $150 million and increasing to $225 million with the addition of a second SBA license. Coupled with our existing credit facility, we are well positioned to pursue multiple strategic initiatives to enhance shareholder value,” said Hernriquez.

First Quarter Review and Operating Results

Investment Portfolio

During the quarter, Hercules continued its ‘slow and steady’ investment strategy and entered into commitments to provide debt financing of approximately $61.0 million, of which $7.0 million was to a new portfolio company, and the balance was renewals and restructurings to existing portfolio companies.

The fair value of Hercules’ investment portfolio at quarter-end was $532.8 million, representing investments in approximately 100 portfolio companies as compared to $530.8 million at the end of the first quarter of 2008. The fair value of the loan portfolio was $493.4 million compared to a fair value of $479.9 million at the end of the first quarter of 2008. The fair value of the equity portfolio was $23.5 million compared to a fair value of $26.5 million at the end of the first quarter of 2008.

Hercules held warrant positions in approximately 90 portfolio companies, with a fair value of $15.9 million at March 31, 2009, as compared to $24.4 million at March 31, 2008. If exercised, these warrant holdings at March 31, 2009, would require Hercules to invest an approximate additional $53.0 million. However, these warrants may not appreciate in value and, in fact, may decline in value.

During the first quarter, Hercules recognized approximately $5.9 million of net unrealized depreciation from its loans, warrant and equity investments.

As of March 31, 2009, Hercules had unfunded debt commitments of approximately $56.8 million. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company had no non-binding term sheets outstanding. Non-binding outstanding term sheets are subject to completion of the Company’s due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

The effective yield on our debt investments during the quarter was 15.6% which is higher than the preceding quarter yield of 14.9% primarily due to higher income from acceleration of fees and interest from early loan repayments and loan amendments.

Income Statement

In the first quarter, total investment income grew 31% year over year to $20.5 million from $15.6 million due to higher average yield on the debt portfolio, early debt repayment fees, and restructuring charges, default interest on certain debt investments and growth in the portfolio.

Interest expense and loan fees driven by borrowing activities were $4.1 million during the first quarter as compared to $2.2 million in the same quarter of the previous year, attributed to higher outstanding loan balances on our credit facilities. Hercules had a weighted average debt balance outstanding during the quarter of approximately $194.3 million and a weighted average cost of debt of 8.4% at March 31, 2009, as compared to approximately $139.3 million and 6.4% respectively, for the same period in 2008. The higher cost of debt is primarily due to the Citibank/Deutsche Bank credit facility entering the amortization period during which borrowings under the facility bore interest at Libor + 650Bps, as compared to the prior year when the facility interest rate was at Libor + 120Bps. Borrowings under the $135.0 million Citibank/Deutsche Bank credit facility were fully repaid on March 25, 2009, one month ahead of the maturity date.

Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2009 were $4.8 million, as compared to $4.4 million for the first quarter of 2008. The increase, as compared to the quarter ended March 31, 2008, was primarily attributable to higher legal expenses, work out related expenses, employee compensation and facility expenses.

Net investment income for the first quarter of 2009 was $11.6 million, which represents an increase of 29%, compared to $9.0 million for the first quarter of 2008. Net investment income on 32.8 million basic shares outstanding was $0.35 per share in the first quarter of 2009, compared to $0.28 per share based on 32.6 million basic shares outstanding in the first quarter of 2008.

The net realized losses of $1.1 million recognized during the first quarter were solely attributed to net losses on warrants.

Hercules recognized net unrealized depreciation on investments of approximately $5.9 million during the first quarter of 2009. This depreciation consisted of approximately $5.8 million in loan values and approximately $228,000 in warrant values offset by approximately $117,000 in equity values, primarily attributed to the valuation accounting required under FAS 157 due to credit performance and market conditions.

Dividends

Effective in 2009, our Board of Directors adopted a policy to distribute four quarterly distributions in an amount that approximates 90 - 95% of our taxable income. In addition, at the end of the year we may also pay an additional special dividend, such that we may distribute approximately 98% of our annual taxable income in the year it was earned, instead of spilling over our excess taxable income.

The Board of Directors has declared a cash dividend of $0.30 per share that will be payable on June 15, 2009 to shareholders of record as of May 15th. This is the Company’s fifteenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $4.37 per share.

The Company distributed a dividend of $0.32 per share comprised of approximately 90% in stock and 10% in cash to its shareholders during the first quarter. This distribution was the fourteenth consecutive quarterly dividend paid and brings total distributions to $4.07 per share since its initial public offering in June 2005. The Company issued approximately 1.9 million shares of common stock based on a volume weighted average price of $4.96 per share and paid cash dividends of approximately $1.1 million on a pro rata basis to certain shareholders who elected to receive a portion of the dividend in cash.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2008 were paid 100% from earnings and profits. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2009 distributions to shareholders will actually be. The Company’s dividend is paid from taxable income.

Liquidity and Capital Resources

At March 31, 2009, the Company’s net assets were $386.3 million compared to $382.5 million as of December 31, 2008, representing net asset value per share of $10.94 and $11.56, respectively. This increase in net assets is primarily attributable to the issuance of 1.9 million shares of common stock with the first quarter dividend.

The Company ended the first quarter with $7.9 million in cash and cash equivalents.

Currently, Hercules has a credit facility with Wells Fargo Foothill which provides $50.0 million in initial credit capacity under the facility, and other lenders may be added to the facility to reach the total credit commitment up to $300.0 million. The Company continues to be in discussions with other potential lenders to join the facility; however, there is no guarantee that additional lenders will join the facility. At March 31, 2009, $32.8 million was outstanding under the facility and, as of the date of this release, the balance outstanding is $2.5 million.

In addition, the Company has $137.1 million available under the SBA program, subject to SBA commitment approval, of which it has drawn $127.2 million.

During the first quarter, as part of American Recovery and Reinvestment Act of 2009, leverage under the SBA program increased to $150.0 million. With this increase, the Company has the ability to access approximately $23 million in additional SBA capital, subject to certain credit and regulatory approvals.

The Company had approximately $160.0 million in debt outstanding as of March 31, 2009, representing a leverage ratio of 41.4% or 8.5% excluding SBA leverage due to the exemptive order that eliminates SBA borrowings from the 1:1 leverage test imposed on BDCs. Based on Hercules' existing stockholders' equity and its reliance on the SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million although there is no assurance that we may be able to do so. This amount assumes the Company is able to expand its existing credit facilities.

Portfolio Asset Quality and Diversification

As of March 31, 2009, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1 $34.8 million or 7.1% of the total portfolio

Grade 2 $257.3 million or 52.1% of the total portfolio

Grade 3 $176.1 million or 35.7% of the total portfolio

Grade 4 $22.9 million or 4.6% of the total portfolio

Grade 5 $2.3 million or 0.5% of the total portfolio

At March 31, 2009, the weighted average loan grade of the portfolio was 2.43 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.39 as of December 31, 2008. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of March 31, 2009, was as follows:

  20.1% in communications and networking companies
  14.2% in software companies
  11.5% in information services
  11.1% in drug discovery companies
  6.4% in electronics and computer hardware companies
  5.6% in specialty pharmaceutical companies
  5.2% in biotechnology tools companies
  4.8% in consumer and business product companies
  3.9% in drug delivery companies
  3.6% in Internet companies
  3.0% in semiconductor companies
  2.8% in therapeutic companies
  2.6% in media/content/info companies
  2.5% % in diagnostic companies
  1.9% in surgical device companies
  0.8% in energy companies

Subsequent Events

On May 4th, the Wells Fargo Foothill facility was amended to decrease the tangible net worth covenant from $360.0 million to $250.0 million when total commitments to Hercules outstanding are less than $250.0 million. As of March 31, 2008, combined commitments from the Wells Fargo Foothill syndicate and the SBA totaled $180.6 million. The tangible net worth covenant increases pro rata with commitments in excess of $250.0 million up to $360.0 million.

On May 4, 2009, $2.5 million was outstanding under the Wells Fargo Foothill facility. The Company reduced the balance from $32.8 million outstanding as of the end of the first quarter with $20.7 million of early payoffs and $9.5 million of interest, fee and normal principal amortization collections.

On May 5, 2009, Hercules’ Board of Directors approved a $15.0 million share repurchase program. Hercules may repurchase up to $15.0 million of its common stock in the open market including block purchases, at prices that are below the net asset value as reported in its then most recently published financial statements. Shares repurchased under this program will be made from time to time depending upon market conditions, and in accordance with applicable regulatory requirements. Hercules anticipates that the manner, timing and amount of any share purchases will be determined by company management based upon the evaluation of market conditions, stock price and additional factors. The repurchase program does not require Hercules to acquire any specific number of shares and may be extended, modified, or discontinued at any time. Hercules expects that the share repurchase program will be in effect through November 7, 2009, or until the approved dollar amount has been used to repurchase shares.

Conference Call

Hercules has scheduled its 2009 first quarter financial results conference call for May 7, 2009 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 879-6201 or (719) 325-4793 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available through midnight on Thursday, May 14, 2009. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter the passcode 3984881.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31,
	2009	December 31,
	(unaudited)	2008
Assets
Investments:
Non-affiliate investments (cost of $542,464 and $583,592)	$ 531,027	$ 579,079
Affiliate investments (cost of $7,421 and $8,756)	1,754	2,222
Total investments, at value (cost of $549,885 and $592,348 respectively)	532,781	581,301

Deferred loan origination revenue	(5,396)	(6,871)
Cash and cash equivalents	7,884	17,242
Interest receivable	7,961	8,803
Other assets	7,042	8,197

Total assets	550,272	608,672

Liabilities
Accounts payable and accrued liabilities	3,975	9,432
Short-term credit facility	-	89,582
Long-term credit facility	32,751	-
Long-term SBA Debentures	127,200	127,200
Total liabilities	163,926	226,214

Net assets	$ 386,346	$ 382,458

Net assets consist of:
Common stock, par value	$ 35	$ 33
Capital in excess of par value	405,755	395,760
Unrealized appreciation (depreciation) on investments	(17,227)	(11,297)
Accumulated realized gains on investments	2,760	3,906
Distributions in excess of investment income	(4,977)	(5,944)
Total net assets	$ 386,346	$ 382,458

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	35,325	33,096

Net asset value per share	$ 10.94	$ 11.56

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2009 (unaudited)	2008 (unaudited)

Investment income:
Interest	$ 17,976	$ 14,239
Fees	2,474	1,361

Total investment income	20,450	15,600

Operating expenses:
Interest	3,159	1,851
Loan fees	946	382
General and administrative	1,471	1,176
Employee Compensation:
Compensation and benefits	2,884	2,799
Stock-based compensation	432	392
Total employee compensation	3,316	3,191
Total operating expenses	8,892	6,600

Net investment income before investment income gains and losses	11,558	9,000

Net realized gain (loss) on investments	(1,146)	2,958
Net increase (decrease) in unrealized appreciation on investments	(5,930)	(921)
Net realized and unrealized gain (loss)	(7,076)	2,037
Net increase in net assets resulting from operations	$ 4,482	$ 11,037

Net investment income before investment gains and losses
per common share:
Basic	$ 0.35	$ 0.28
Diluted	$ 0.35	$ 0.28

Change in net assets per common share:
Basic	$ 0.14	$ 0.34
Diluted	$ 0.14	$ 0.34

Weighted average shares outstanding
Basic	32,775	32,629
Diluted	32,798	32,639

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
Sally Borg, 650.289.3066
sborg@htgc.com